Exhibit 99.1

Date: February 2, 2021	CorVel Corporation
1920 Main Street
Suite 900
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, February 2, 2021— CorVel Corporation (NASDAQ: CRVL) announced its results for the quarter ended December 31, 2020. Earnings per share for the quarter ended December 31, 2020 were 63 cents. Revenues for the period were $142 million. Earnings per share for the nine months ended December 31, 2020 were $1.74 and revenues for the nine months ended December 31, 2020 were $407 million.

Although the global pandemic continues, CorVel’s business performance in this quarter improved over the December 2019 quarter. This result is attributed to advances in operational performance in addition to increased business development. New sales were a record for the calendar year, with particular success in claims administration and CERiS commercial health review business.

CorVel's technical foundation supported the agility to quickly transition to work from home, easily scale to meet the tenfold increase in telehealth demand, and effectively respond to evolving customer needs. From a strategic perspective, the Company’s position and ability to continue adapting, responding and thriving in this dynamic environment is strong.

The health market is evolving their payment integrity processes to a prepay approach, which requires bill review to be completed within stringent time requirements. The CERiS processing operation, which has been gaining momentum going into this year, was developed to support prepayment processing. By leveraging technology and advanced analytics to automate tasks and compress processing time, clients are able to make payments with confidence that billing and coding information is accurate.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s telehealth services and the Company’s continued investment in these and other innovative technologies, and statements relating to the Company’s strategic alliances within the healthcare market. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Nine Months Ended December 31, 2020 (unaudited) and December 31, 2019 (unaudited)

Quarter Ended	December 31, 2020	December 31, 2019
Revenues	$141,506,000	$148,092,000
Cost of revenues	110,613,000	118,839,000
Gross profit	30,893,000	29,253,000
General and administrative	16,937,000	17,000,000
Income from operations	13,956,000	12,253,000
Income tax provision	2,576,000	2,901,000
Net income	$11,380,000	$9,352,000
Earnings Per Share:
Basic	$0.64	$0.51
Diluted	$0.63	$0.50
Weighted Shares
Basic	17,899,000	18,253,000
Diluted	18,180,000	18,526,000

Nine Months Ended	December 31, 2020	December 31, 2019
Revenues	$407,134,000	$445,200,000
Cost of revenues	319,228,000	350,024,000
Gross profit	87,906,000	95,176,000
General and administrative	48,084,000	49,290,000
Income from operations	39,822,000	45,886,000
Income tax provision	8,275,000	10,256,000
Net income	$31,547,000	$35,630,000
Earnings Per Share:
Basic	$1.76	$1.94
Diluted	$1.74	$1.91
Weighted Shares
Basic	17,939,000	18,410,000
Diluted	18,156,000	18,695,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

December 31, 2020 (unaudited) and March 31, 2020 (audited)

	December 31, 2020	March 31, 2020
Cash	$128,829,000	$83,223,000
Customer deposits	54,371,000	48,991,000
Accounts receivable, net	63,579,000	65,767,000
Prepaid taxes and expenses	12,453,000	11,010,000
Property, net	72,483,000	75,900,000
Goodwill and other assets	39,517,000	40,703,000
Right-of-use asset, net	86,633,000	90,666,000
Total	$457,865,000	$416,260,000
Accounts and taxes payable	$17,494,000	$16,363,000
Accrued liabilities	141,328,000	117,326,000
Deferred tax liability	6,893,000	7,764,000
Long-term lease liabilities	82,277,000	85,096,000
Paid-in capital	179,678,000	168,938,000
Treasury stock	(553,889,000)	(531,764,000)
Retained earnings	584,084,000	552,537,000
Total	$457,865,000	$416,260,000